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                                                                     Exhibit 4.5



                                  FORDING INC.
                        EMPLOYEE TRUST UNIT PURCHASE PLAN


                            PLAN TERMS AND CONDITIONS


                  AMENDED AND RESTATED AS AT FEBRUARY 28, 2003
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                                TABLE OF CONTENTS

                                                                        PAGE

SECTION 1
    INTRODUCTION..........................................................1

SECTION 2
    DEFINITIONS AND INTERPRETATION........................................2

SECTION 3
    CONTINUANCE OF THE PLAN...............................................8

SECTION 4
    PARTICIPATION AND ENROLMENT...........................................9

SECTION 5
    PARTICIPANT CONTRIBUTIONS TO THE PLAN................................10

SECTION 6
    COMPANY CONTRIBUTIONS TO THE PLAN....................................13

SECTION 7
    PLAN TRUST FUND......................................................14

SECTION 8
    INVESTMENT...........................................................15

SECTION 9
    WITHDRAWALS/SALES OF CONVERSION UNITS/UNITS..........................17

SECTION 10
    TERMINATION OF PARTICIPATION IN THE PLAN.............................20

SECTION 11
    ADMINISTRATION OF THE PLAN...........................................23

SECTION 12
    PLAN AMENDMENT AND TERMINATION.......................................26

SECTION 13
    MARKET FLUCTUATION...................................................27

SECTION 14
    INCOME TAXES.........................................................28

SECTION 15
    NO TRADING ON UNDISCLOSED INFORMATION................................29

SECTION 16
    GENERAL PROVISIONS...................................................30




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                                   SECTION 1
                                  INTRODUCTION

1.1 The Plan was established by Fording Inc. effective on October 1, 2001 for the purpose of providing eligible employees with the opportunity to participate in the ownership of Fording Inc. on an ongoing basis. Prior to February 28, 2003 the name of the Plan was the Fording Inc. Employee Share Purchase Plan, and eligible employees held shares of Fording Inc. under the Plan.

1.2 Upon completion of the Arrangement, the Corporation continued to carry on the business previously carried on by Fording Inc. and Fording Coal Limited.

1.3 In conjunction with the Arrangement, each Participant was given the option of receiving Cash, Units or a combination of Cash and Units in exchange for all of the Shares (including Unvested Shares) held in the Participant's Account at the time of the Arrangement.

1.4 Effective February 28, 2003 the Plan is amended and restated to operate as a trust unit purchase plan.

1.5 Effective February 28, 2003 the name of the Plan is the Fording Inc. Employee Trust Unit Purchase Plan.

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                                   SECTION 2
                         DEFINITIONS AND INTERPRETATION

2.1   DEFINITIONS

For the purpose of the Plan:

"ACCOUNT" means any real or notional account held in the name of a Participant by the Trustee recording Conversion Units received in conjunction with the Arrangement as well as Units purchased with Participant Contributions or Company Contributions.

"ADMINISTRATIVE AGREEMENT" means any agreement or agreements executed from time to time between the Corporation and the Plan Administrator.

"AFFILIATE" has the meaning ascribed to it in the Canada Business Corporations Act as the same may be amended from time to time.

"ARRANGEMENT" means the Arrangement under Section 192 of the Canada Business Corporations Act involving Fording Inc., Fording Coal Limited, 4123212 Canada Inc., Teck Cominco Limited, Westshore Terminals Income Fund, Teck Bullmoose Coal Inc., Quintette Coal Partnership, Luscar Coal Limited, Consol Energy Inc., Sherritt Coal Partnership II and the Fund.

"BASIC ADMINISTRATION EXPENSES", as determined in the Corporation's sole discretion, may include, but shall not be limited to, any expenses incurred in connection with the establishment and tracking of Accounts, the collection of payroll deductions and the preparation and distribution of quarterly statements, ancillary administration costs, fees and expenses payable pursuant to the Administrative Agreement and the Trust Agreement and any brokerage fees or commissions applicable to the purchase of Units.

"BOARD" means the Board of Directors of the Corporation as constituted from time to time.

"BUSINESS DAY" means a day on which both the Toronto Stock Exchange and the New York Stock Exchange are open for business.

"CHANGE IN CONTROL" means:

      (a) the initial acquisition by any Person, or any Persons acting jointly and in concert (as determined by the Securities Act (Alberta)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such Persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Corporation;

      (b) an amalgamation, arrangement or other form of business combination of the Corporation with another Person or Persons which results in the holders of voting securities of that Person or Persons, holding, in the aggregate, more than 50% of

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            all outstanding voting securities of the successor entity resulting from such combination;

      (c) a sale, disposition, lease or exchange to or with another Person or Persons (other than a Subsidiary) of property of the Corporation (other than pursuant to a public offering or private placement of units or debt securities of the Corporation) representing 50% or more of the net book value of the assets of the Corporation, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Corporation; or

      (d) a change in the composition of the Board over any twelve month period such that more than 50% of the persons who were directors of the Corporation at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition.

"COMPANY CONTRIBUTIONS" means contributions made to the Plan by the Corporation or a Participating Affiliate pursuant to Section 6.

"CONTINGENT UNVESTED UNITS" has the meaning ascribed to it in Paragraph 9.5.

"CONVERSION UNIT" or "CU" means a Unit and/or cash, as applicable, received in exchange for a Share (including an Unvested Share) held in a Participant's Account in conjunction with the Arrangement. The cash amount received in exchange for a Share shall be referred to as a "CASH CU" and each whole or partial Unit received in exchange for a Share shall be referred to as a "UNIT CU".

"CORPORATION" means Fording Inc., the continuing corporation resulting from the wind-ups under the Arrangement, and any successor corporation thereto.

"DEEMED EARNINGS" means the Eligible Earnings that an employee on the following unpaid leaves would have earned, based on his Eligible Earnings in effect immediately prior to commencement of the period of the unpaid leave:

1) Short term disability, long term disability, and workers compensation leaves; and

2)    Statutory maternity, parental and family leaves.

"EFFECTIVE TIME" means the first moment in time on the date shown on the Certificate of Arrangement to be issued by the Director appointed under Section 260 of the Canada Business Corporations Act giving effect to the Arrangement.

"ELIGIBLE BARGAINING UNIT" means any bargaining unit participating in the Plan.

"ELIGIBLE EARNINGS" means the regular base pay of an employee paid through a payroll system of the Corporation or a Participating Affiliate for the relevant period, excluding overtime, disability benefits, rebates and allowances, paid leave (except in respect of bereavement, jury duty and vacation), premiums, bonus, termination and severance payments and other special or

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one-time payments received in that period, all as determined by the Corporation or the Participating Affiliate, as the case may be, in accordance with its regular practices in effect from time to time.

"ELIGIBLE EMPLOYEE" means each employee of the Corporation or of a Participating Affiliate who:

      (a)   is a permanent full-time or part time non-union employee; or

      (b)   is a permanent full-time employee in an Eligible Bargaining Unit;

      and who

      (c) was a participant in or was eligible to participate in the Fording Inc. Employee Share Purchase Plan on February 27, 2003;

      (d)   is in receipt of Eligible Earnings; and

      (e) has reached the age of majority under the laws applicable to such employee;

      but does not include

      (f) any individual whose services have been engaged by the Corporation or a Participating Affiliate on a temporary basis and who is not eligible to participate in other benefit programs of the Corporation (including but not limited to, casual, student, fixed term or contract employees); or

      (g) any employee resident in a jurisdiction in which the laws make participation in the Plan by such employee impracticable.

In addition to the foregoing, the Corporation may from time to time designate that a person is an Eligible Employee for the purposes of the Plan.

"ENROLMENT/CHANGE FORM" means the enrolment/change form in such form as may be determined by the Corporation from time to time.

"FUND" means the Fording Canadian Coal Trust, a mutual fund trust established under the laws of Alberta pursuant to a declaration of trust.

"LEGAL REPRESENTATIVE" means an executor or executrix appointed under a deceased's will or a duly appointed administrator or trustee of a deceased's estate.

"MARKET PRICE" means, for purchases and sales of Unit CUs and Units, the prices at which Units are purchased or sold on the relevant day on the applicable Stock Exchange.

"PARTICIPANT" means a person who is an Eligible Employee, who has elected to participate in the Plan and who makes contributions to the Plan from Eligible Earnings pursuant to Section 5.

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"PARTICIPANT CONTRIBUTIONS" means contributions made to the Plan by Participants pursuant to Section 5.

"PARTICIPATING AFFILIATE" includes any Affiliate designated by the Board from time to time as being entitled to participate and that does participate in the Plan.

"PAY PERIOD" means a Participant's pay period as defined within the Corporation's pay system (i.e., weekly, bi-weekly, semi-monthly, etc.).

"PERSON" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

"PLAN" means this employee trust unit purchase plan, as it may be amended from time to time, and which is intended to constitute an employees profit sharing plan as defined under Section 144 of the Income Tax Act (Canada) or any successor provision.

"PLAN ADMINISTRATOR" means such trust company or companies and/or other corporations or entities appointed by the Corporation from time to time to administer the Plan on behalf of the Corporation.

"PLAN RESERVE" means that portion of the Plan Trust Fund consisting of interest earned on Participant and Company Contributions, unallocated Company Contributions, Cash CUs, forfeited Conversion Units and Units together with the net proceeds resulting from the sale of forfeited Conversion Units and Units and all interest accrued thereon. Plan Reserve does not include Participant Contributions or distributions payable in respect of Unit CUs and Units, as applicable.

"PLAN TRUST FUND" means the assets of the Plan held by the Trustee, consisting of Participant Contributions, Company Contributions, Conversion Units, Units and any distributions, interest or other gains (as applicable) derived therefrom, as more fully set out in Section 7.

"PLAN YEAR" means the period of twelve calendar months commencing on January 1 and ending on December 31 of each year, or such other period as may be determined by the Corporation.

"PROFITS" means the cumulative retained earnings of the Corporation on a consolidated basis arrived at by following generally accepted accounting principles as determined from the financial statements of the Corporation.

"RESTRICTED SHARES" means Shares in a Participant's Account immediately prior to the Effective Time purchased with Participant Contributions and which had not become Unrestricted Shares in accordance with the holding period requirement of the Plan as it read immediately prior to the Effective Time.

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"RESTRICTED UNITS" means Units in a Participant's Account purchased with
Participant Contributions and which have not become Unrestricted Units in accordance with Paragraph 9.4.

"RETIREMENT" means the retirement of the Participant from employment with the Corporation or a Participating Affiliate.

"SHARES" means previously issued common shares of Fording Inc. previously traded through the facilities of a Stock Exchange.

"STOCK EXCHANGE" means either the Toronto Stock Exchange or the New York Stock Exchange as applicable. Notwithstanding the foregoing, a Stock Exchange ceases to be a Stock Exchange for the purposes of this Plan if Units are not then listed and posted for trading on such exchange.

"TERMINATION DATE" shall mean:

i) The date on which a Participant provides the Plan Administrator with a Termination/Withdrawal Form pursuant to Paragraph 10.1;

ii) The date on which the Participant has had a nil (zero) balance in his Account or has not made any Participant Contributions for a period exceeding one (1) full year pursuant to Paragraph 10.2;

iii) The date on which written notice of termination for cause is given to the Participant or the date written notice of resignation is provided to the Corporation or the Participating Affiliate, as the case may be, pursuant to Paragraph 10.5; or

iv) The date of death, Retirement or the date notice of involuntary termination without cause is provided to the Participant, as the case may be, pursuant to Paragraph 10.6;

as the case may be.

"TIME OF EXCHANGE" means the period in time on or after the Effective Time when Shares in the Participants' Accounts are exchanged for Conversion Units.

"TRUST AGREEMENT" means the agreement between the Corporation and the Trustee establishing the Plan Trust Fund, as may be amended from time to time pursuant to the terms thereof.

"TRUSTEE" means a trust company authorized to carry on the business of a trust company in Canada appointed to act as trustee of the Plan Trust Fund.

"UNITS" means units of the Fund.

"UNRESTRICTED SHARES" means the Restricted Shares and the Contingent Unvested Shares in a Participant's Account immediately prior to the Effective Time that met the holding period requirement in Paragraph 8.4 of the Plan as it read immediately prior to the Effective Time.

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"UNRESTRICTED UNITS" mean the Restricted Units and the Contingent Unvested Units in a Participant's Account that have met the holding period requirement in Paragraph 9.4.

"UNVESTED SHARES" means Shares in a Participant's Account immediately prior to the Effective Time purchased with Company Contributions which had not vested and become Unrestricted Shares in accordance with Paragraph 8.4 of the Plan as it read immediately prior to the Effective Time.

"UNVESTED UNITS" means Units in a Participant's Account purchased with Company Contributions which have not vested and become Unrestricted Units in accordance with Paragraph 9.4.

"WITHDRAWAL/TERMINATION FORM" means the withdrawal/termination form in such form as may be determined by the Corporation from time to time.

2.2   INTERPRETATION

Words in the singular include the plural and words in the plural include the singular. Words importing male persons include female persons, corporations or other entities. The headings in the Plan are for convenience and reference only and shall not be deemed to alter or affect any provision hereof. Unless otherwise specified, all references to money amounts are to Canadian currency.

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                                   SECTION 3
                             CONTINUANCE OF THE PLAN

3.1   PURPOSE

The purpose of this Plan is to provide Eligible Employees with an opportunity to participate in the ownership of the Fund on an on-going basis through purchases of Units. The Plan shall operate as an employees profit sharing plan as defined in Section 144 of the Income Tax Act (Canada) or any successor provision.

3.2   THE EXCHANGE OF SHARES IN CONJUNCTION WITH THE ARRANGEMENT

For purposes of the Plan, Conversion Units received in conjunction with the Arrangement shall have the same characterization as Unrestricted Units.

3.3   GOVERNMENT REGULATIONS

The terms and conditions of this Plan, including the acquisition, sale and delivery of Conversion Units and Units, are subject to compliance with all applicable laws, regulatory requirements and approvals, including without limitation, the rules and by-laws of the Stock Exchanges.

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                                   SECTION 4
                           PARTICIPATION AND ENROLMENT

4.1   Enrolment in Plan

      (a) Eligible Employees may elect to enrol as Participants in the Plan in any calendar month in which they are an Eligible Employee. To enrol, the Eligible Employee must complete and deliver to the Plan Administrator an Enrolment/Change Form. Enrolment in the Plan will be effected as soon as practicable once the completed Enrolment/Change Form is received and processed by both the Plan Administrator and the Corporation and communicated to the Trustee. Delivery of a duly executed Enrolment/Change Form shall constitute acceptance by the Eligible Employee of all the terms, conditions and regulations of the Plan from time to time.

      (b) For greater certainty, eligible employees who were enrolled as Participants in the Plan immediately prior to the Effective Time shall continue to participate in the Plan on and after the Effective Time, subject to the terms of the Plan.

4.2   Confirmation of Enrolment

The Plan Administrator will send a written letter of confirmation of enrolment to the Participant as soon as practicable after receipt of a completed Enrolment/Change Form.

4.3   PARTICIPATION IS VOLUNTARY

Participation in the Plan is voluntary. Through participation in the Plan, Participants acknowledge that the Corporation is not making any representations or warranties as to the value of Conversion Units and/or Units at any time, nor recommending to employees as to whether or not they should participate in the Plan. Employees considering participation in the Plan should consult their own accountant, legal counsel or other financial advisors regarding participation in the Plan.

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                                   SECTION 5
                      PARTICIPANT CONTRIBUTIONS TO THE PLAN

5.1   AMOUNT OF CONTRIBUTIONS

      (a) Participants may contribute, via payroll deductions or, where applicable, in accordance with Paragraph 5.8(c), a percentage of their gross Eligible Earnings ranging from a minimum of one per cent (1%) to a maximum of six per cent (6%) (based on whole percentages) for investment under the Plan. The Participant shall indicate the percentage amount of his Participant Contributions on the Enrolment/Change Form.

      (b) In the event that the Eligible Earnings of a Participant vary at any time in the course of a Plan Year, the Participant Contributions of such Participant shall be automatically adjusted accordingly in order to remain proportional to the selected percentage of the Participant's Eligible Earnings as set out in the Enrolment/Change Form.

5.2   PAYROLL DEDUCTIONS

Each Participant shall make Participant Contributions to the Plan through regularly scheduled payroll deductions at the end of each Pay Period based on the percentage indicated on the Enrolment/Change Form. The Participant Contributions in any given Plan Year shall be made on the basis of the year of receipt of the Eligible Earnings from which such Participant Contributions are deducted. Payroll deductions shall commence as soon as practicable once the completed Enrolment/Change Form is received and processed by both the Plan Administrator and the Corporation and communicated to the Trustee.

5.3   CONTINUING CONTRIBUTIONS

With the exception of a Participant's voluntary suspension of Participant Contributions as provided for in Paragraph 5.7, Participant Contributions via payroll deductions shall continue for so long as the Participant continues to participate in the Plan. Should a Participant cease to receive Eligible Earnings from time to time, payroll deductions will cease and shall resume following the receipt of Eligible Earnings.

5.4   NO RETROACTIVE CONTRIBUTIONS

A Participant may not make retroactive Participant Contributions to the Plan, unless the Corporation determines otherwise.

5.5   NO LUMP SUM CONTRIBUTIONS

A Participant may not make lump sum Participant Contributions to the Plan, unless the Corporation determines otherwise.

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5.6   CHANGES TO A PARTICIPANT'S CONTRIBUTION LEVEL

A Participant may change contribution levels, in whole percentages, once every calendar quarter by providing to the Plan Administrator an Enrolment/Change Form indicating the desired change no later than four (4) weeks prior to the end of the Pay Period in respect of which he or she wants the change made. The change will be implemented as soon as practicable once the completed Enrolment/Change Form is received and processed by both the Plan Administrator and the Corporation and communicated to the Trustee.

5.7   VOLUNTARY SUSPENSION OF CONTRIBUTIONS

A Participant may at any time, by completing and delivering to the Plan Administrator an Enrolment/Change Form, request that Participant Contributions be suspended. The suspension will be implemented as soon as practicable once the completed Enrolment/Change Form is received and processed by both the Plan Administrator and the Corporation and communicated to the Trustee. However, in the event of a suspension under this Paragraph 5.7, the Participant shall not be allowed to resume making Participant Contributions until a waiting period of six
(6) consecutive months has passed from the date of the last Participant Contribution. Upon expiration of the six (6) month waiting period the Participant will have the option of resuming Participant Contributions by completing and delivering to the Plan Administrator a new Enrolment/Change Form. Participant Contributions shall resume as soon as practicable once the completed Enrolment/Change Form is received and processed by both the Plan Administrator and the Corporation and communicated to the Trustee. If the voluntary suspension exceeds a period of one (1) full year, the Corporation may terminate the Participant's participation in the Plan in accordance with the provisions of Paragraph 10.2.

5.8   LEAVES OF ABSENCE

      (a) Subject to Paragraphs 5.1 and 5.3, a Participant shall continue to make Participant Contributions during any leave of absence for which the Participant continues to receive Eligible Earnings unless such Participant has completed and delivered to the Plan Administrator an Enrolment/Change Form indicating a desire to suspend Participant Contributions during the period of such absence, in which event Paragraph 5.7 shall become applicable where appropriate and with the necessary changes.

      (b) If at any time prior to or during such leave of absence the Participant ceases to receive Eligible Earnings the Participant Contributions of the Participant will cease and shall resume following the receipt of Eligible Earnings. Should the cessation of contributions under this Paragraph 5.8 extend for a period exceeding one (1) full year, the provisions of Paragraph 10.2 shall apply.

      (c) In the case of a Participant with Deemed Earnings where contributions via payroll deductions are not possible, contributions may be made by post-dated cheques provided to the Corporation. Contributions by this method may be made only on a monthly basis on or before the last business day of the month. Upon request,

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            the Corporation shall notify a Participant with Deemed Earnings of the amount of Eligible Earnings available for determination of the contribution amounts. If the Participant fails to make contributions as required under this Paragraph 5.8(c), Paragraph 5.8(b) shall apply.

5.9   REMITTANCE OF PARTICIPANT CONTRIBUTIONS

Participant Contributions withheld through payroll deduction by the Corporation or a Participating Affiliate in each Pay Period shall be remitted by the Corporation or the Participating Affiliate to the Trustee as soon as practicable but in any event not later than the fifth (5th) Business Day following the date such withholding is effected. Participant Contributions described in Paragraph 5.8(c) shall be remitted by the Corporation to the Trustee at the same time as the next remittance of Participant Contributions withheld through payroll deduction.

5.10  USE OF FUNDS

All Participant Contributions remitted to the Trustee shall be invested solely in Restricted Units.

5.11  CONTINUED PARTICIPATION IN PLAN

During any suspension of Participant Contributions under Paragraph 5.7 a Participant shall remain eligible to receive Company Contributions earned prior to such suspension of Participant Contributions.

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                                   SECTION 6
                        COMPANY CONTRIBUTIONS TO THE PLAN

6.1   COMPANY CONTRIBUTIONS

In any month during which a Participant has made Participant Contributions, the Corporation or a Participating Affiliate, as applicable (the "Employer") shall remit to the Trustee, an Employer Contribution. The amount of the Employer Contribution made in respect of a Participant shall be equal to thirty-three and one-third (33 1/3) percent of the amount of the Participant Contributions remitted by such Participant during such period. In any event, the minimum Employer Contribution by an Employer for a year shall not be less than the lesser of one hundred (100) dollars times the number of Participants employed by the Employer and one (1) percent of the aggregate of all Participant Contributions for the year by Participants employed by the Employer. With the exception of the minimum Employer Contribution for the year, the amount of the Employer Contribution required in respect of a Participant may be offset by the amount, if any, in respect of forfeited Unvested Units that has been allocated to the Participant's Account in the year in accordance with Paragraph 7.2.

6.2   USE OF FUNDS

All Company Contributions, enhanced or otherwise, shall be invested solely in Unvested Units.

6.3   COMPLIANCE WITH INCOME TAX ACT (CANADA)

Company Contributions as specified in this Section 6 shall be made out of Profits.

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                                   SECTION 7
                                 PLAN TRUST FUND

7.1   ASSETS OF THE PLAN TRUST FUND

The Trustee shall receive from the Corporation or the Participating Affiliates, as applicable, the Participant Contributions of all the Participants made in accordance with Section 5 and the Company Contributions made to the Plan in accordance with Section 6. The Participant Contributions, Company Contributions, and the Units acquired therewith and any distributions thereon, from the date of receipt by the Trustee, shall constitute part of the Plan Trust Fund and shall be held, invested, managed, administered and dealt with by the Trustee pursuant to the terms of the Plan. For greater certainty, Conversion Units and, in the case of Unit CUs, any distributions thereon, from the Time of Exchange or the date of receipt by the Trustee, as applicable, shall constitute part of the Plan Trust Fund and shall be held, invested, managed, administered and dealt with by the Trustee pursuant to the terms of the Plan.

7.2   ALLOCATIONS TO PARTICIPANT ACCOUNTS

The Trustee shall maintain a separate Account for each Participant. The Trustee shall credit to the Account of each Participant his Conversion Units, his Participant Contributions made in the year and the Units purchased with the Participant Contributions. The Trustee shall also in each year allocate, either contingently or absolutely, to the Accounts of the Participants:

      (a)   all Company Contributions received by the Trustee in the year,

      (b) all profits of the Plan for the year, including all distributions received on Units and Unit CUs credited to the Accounts,

      (c)   all realized capital gains and capital losses for the year;

      (d) the total of the amounts related to forfeited Unvested Units that may be deducted under subsection 144(9) of the Income Tax Act (Canada) by Participants who ceased to be beneficiaries of the Plan in the year.

The Trustee shall notify the Corporation of the allocations under Paragraph 7.2(d) for purposes of determining the amount of Company Contributions under Paragraph 6.1.

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                                   SECTION 8
                                   INVESTMENT

8.1   PURCHASE OF UNITS

      (a) The Trustee shall use Participant Contributions and Company Contributions to purchase Units, through the facilities of a Stock Exchange;

      (b) The Trustee will purchase the requisite number of Units as soon as practicable after receipt of any Participant or Company Contributions, as determined by the Trustee, but in no circumstances less than once per calendar month or any other such period as is required by securities legislation, Stock Exchange rules, or other relevant rules;

      (c) Once purchased, the Trustee will allocate the Units to the appropriate Accounts in proportion to the contributions made by or in respect of each Participant;

      (d) To the extent set forth in Paragraph 11.7, the Corporation and its Participating Affiliates will be responsible for the payment of all brokerage commissions or similar fees incurred in connection with such purchases.

8.2   LIMIT ON PURCHASES

Notwithstanding the provisions of Paragraph 8.1, the Trustee, in its discretion, may limit the daily volume of its purchases of Units and sales of Units or make such purchases and sales over several trading days to the extent that such action is deemed by it to be in the best interests of Participants. Should the purchase or sale of Units by the Trustee in any given month be at various prices, the Trustee shall establish an average weighted purchase or sale price, as the case may be, applicable for each purchase or sale of a Unit in the relevant month, and such average weighted price shall be used for the allocation of the Units or the proceeds of the sale of Units to Accounts.

8.3   REGISTRATION OF CONVERSION UNITS/UNITS AND RIGHTS OF OWNERSHIP

All Unit CUs held by the Trustee and all Units purchased by the Trustee on behalf of Participants pursuant to this Plan shall be registered in the name of the Trustee and shall be held for the benefit of Participants in accordance with the terms hereof. Subject to Paragraph 8.5, all rights and privileges with respect to Unit CUs and Units, including voting rights, shall be exercised by Participants through the Trustee, and any distributions in respect of Unit CUs and Units shall be credited to Participant Accounts.

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8.4   BENEFICIAL OWNERSHIP

      (a) At the Time of Exchange, all Participants shall acquire beneficial ownership of all Conversion Units and any fractional interest in Conversion Units held in their Account;

      (b) At the time of purchase all Participants shall acquire beneficial ownership of all Restricted Units and of any fractional interest in Restricted Units acquired for their Account;

      (c) Participants will acquire beneficial ownership of Unvested Units when they become Unrestricted Units in accordance with Paragraph 9.4; and

      (d) Notwithstanding any other provisions of this Plan, no fractional unit certificates will be issued.

8.5   DISTRIBUTIONS

In the event a distribution is paid to holders of Units, the aggregate amount of the distribution paid in respect of Unit CUs and Units held in a Participant's Account, including any Unvested Units, net of applicable taxes and other transaction costs, shall be applied to purchase Unrestricted Units for the benefit of the Participant. For greater certainty, the amount of any distribution paid in respect of Units will not be credited or applied in any way to Cash CUs.

8.6   INTEREST

      (a) Notwithstanding Paragraph 5.10 or Paragraph 6.2 hereof, all Participant Contributions and Company Contributions remitted to the Trustee shall, prior to the acquisition of either Restricted Units or Unvested Units, earn interest. Any such interest earned on contributions between the time of receipt by the Trustee and their subsequent investment in Units shall be applied to offset Basic Administration Expenses, to the extent possible, in accordance with all applicable laws and regulations.

      (b) Notwithstanding any other provision of the Plan, Participants will not earn interest on Cash CUs while such Cash CUs are held in a Participant's Account. To the extent that the Plan earns interest on Cash CUs, any such interest shall be applied to offset Basic Administration Expenses, to the extent possible, in accordance with all applicable laws and regulations.

8.7   UNITS ACQUIRED AT END OF PLAN YEAR

All purchases of Units with Participant Contributions or Company Contributions made prior to or on the last day of the Plan Year shall be allocated to the Account of the Participant in respect of such Plan Year regardless of the actual settlement date of such purchase.

                                   SECTION 9
                   WITHDRAWALS/SALES OF CONVERSION UNITS/UNITS

9.1   SALE OF UNIT CUS/UNITS

      (a) Upon completion and delivery to the Plan Administrator of a completed Withdrawal/Termination Form, a Participant may direct the Trustee to sell some or all of the Unit CUs, Unrestricted Units, and/or Restricted Units in their Account. Upon such sale the Trustee shall pay to the Participant an amount equal to the net proceeds from the sale of such Unit CUs and/or Units. Any fees applicable to the sale of Unit CUs and Units shall be paid by Participants and withheld from settlement of the sale by the Trustee.

      (b) For purposes of the Plan, a Participant shall be deemed to sell all Unrestricted Units in his Account prior to the sale of Restricted Units in the Account.

      (c) For purposes of the Plan, Restricted Units shall be deemed to be sold on a "first in, first out" basis for purposes of determining forfeiture of Unvested Units in accordance with Paragraph 9.5.

      (d) Fractional Unit CUs and Units may only be sold by a Participant upon termination of participation in the Plan.

9.2   WITHDRAWAL OF CONVERSION UNITS/UNITS

      (a) Upon completion and delivery to the Plan Administrator of a completed Withdrawal/Termination Form, a Participant may direct the Trustee to withdraw some or all of the Cash CUs, Unit CUs and/or Unrestricted and/or Restricted Units in the Account. Upon such withdrawal, the Trustee shall transfer title and deliver to the Participant those Cash CUs, Unit CUs and/or Units that have been withdrawn at the Participant's direction. Any fees applicable to the withdrawal of Cash CUs, Unit CUs and/or Units shall be payable by the Participant and withheld from settlement by the Trustee.

      (b) For purposes of the Plan, a Participant shall be deemed to withdraw the Unrestricted Units in his Account prior to the withdrawal of Restricted Units in the Account.

      (c) For purposes of the Plan, Restricted Units shall be deemed to be withdrawn on a "first in, first out" basis for purposes of determining forfeiture of Unvested Units in accordance with Paragraph 9.5.

      (d) Fractional Unit CUs and Units may only be withdrawn by a Participant upon termination of participation in the Plan and shall be dealt with in accordance with Paragraph 10.3.

9.3   RESTRICTION ON SALE AND WITHDRAWAL

A Participant may not direct the Trustee to sell or withdraw any Unvested Units. In the event a Participant sells or withdraws any Restricted Units, the Participant shall forfeit all Unvested Units contingent on such Restricted Units in accordance with Paragraph 9.5.

Subject to Paragraph 9.7 and Paragraph 9.8, should a Participant make more than one (1) transaction being either a sale or withdrawal during a Plan Year such Participant shall be suspended from contributing to the Plan for a period of six
(6) consecutive months from the date of such transaction. The Participant shall have the option of resuming Participant Contributions in accordance with the provisions of Paragraph 5.7 as if the suspension were deemed to be a voluntary suspension.

9.4   HOLDING PERIOD

      (a) Restricted Units shall become Unrestricted Units on the first day following the date on which such Units have been held in the Account for a period of twelve (12) months.

      (b) Contingent Unvested Units (defined below) shall immediately vest and become Unrestricted Units at the end of the twelve (12) month holding period of their Related Restricted Units (defined below) in accordance with the foregoing provision.

9.5   FORFEITURE OF UNVESTED UNITS

Except as set out in Paragraph 9.7, Paragraph 9.8 or Paragraph 10.6, the vesting of Unvested Units is contingent on the Participant holding in the Account for not less than twelve (12) months, the Restricted Units (the "Related Restricted Units") purchased with those Participant Contributions which gave rise to the Employer Contribution used to purchase such Unvested Units (the "Contingent Unvested Units"). Except as outlined in Paragraph 9.7, Paragraph 9.8 or Paragraph 10.6, in the event a Participant's Related Restricted Units are sold or withdrawn for any reason whatsoever prior to the end of the holding period, such Participant shall forfeit the Contingent Unvested Units and shall not be entitled to title to, or any proceeds of sale of, such Units.

9.6   COMPLIANCE WITH SECURITIES LAWS

Any sale, withdrawal or other transfer of Conversion Units or Units pursuant to the Plan may only be made in compliance with applicable securities laws and Stock Exchange rules.

9.7   CHANGE IN CONTROL

On the occurrence of a Change in Control, all Unvested Units in each Participant's Account shall become Unrestricted Units.

For the purpose of the Plan, a sale or withdrawal of Units (including Conversion Units) in a Participant's Account within ninety (90) days of the occurrence of a Change in Control shall not constitute a transaction for the purpose of Paragraph 9.3.

                                   SECTION 10
                    TERMINATION OF PARTICIPATION IN THE PLAN

10.1  VOLUNTARY TERMINATION OF PARTICIPATION

Participants may, at their discretion, terminate their participation in the Plan at any time by providing to the Plan Administrator a Termination/Withdrawal Form. The Participant's participation shall be terminated effective the date on which the Participant provides the Plan Administrator with the Termination/Withdrawal Form. Account closure will be implemented as soon as practicable once the completed Termination/Withdrawal Form is received and processed by both the Plan Administrator and the Corporation and communicated to the Trustee. The Participant's Account will be closed by the Trustee in accordance with the provisions of Paragraph 10.3.

10.2  AUTOMATIC TERMINATION

The Plan Administrator shall, on behalf of the Corporation, terminate the participation in the Plan of any Participant who has had nil (zero) balances or has not made any Participant Contributions for a period exceeding one (1) full year, unless otherwise directed by the Corporation. Such termination shall be effective as of the Termination Date. Distributions received within the period as a result of Unit holdings within an Account do not qualify as Participant Contributions for the purposes of determining inactivity. The closure of the Participant's Account herein shall be effected in accordance with the provisions of Paragraph 10.3.

10.3  ACCOUNT CLOSURE UPON TERMINATION

      (a) Upon the termination of a Participant's participation in the Plan for any reason, the Trustee will effect the closure of the Participant's Account and shall, at the option of the Participant, or his Legal Representative in the event of death of the Participant, either (i) transfer and deliver all of the Cash CUs, Unit CUs and all of the Unrestricted and Restricted Units in the Participant's Account to the Participant or Legal Representative or
            (ii) sell all such Unit CUs and/or Units through the facilities of a Stock Exchange. Failure to elect one of the two options within ninety (90) days of receipt of the notice described below at Paragraph 10.3(f) shall be deemed to be an election to receive the Unit CUs and/or Units as opposed to having them sold.

      (b) The transfer and delivery of the Conversion Units and Units or payment of the net proceeds of sale, as the case may be, shall be effected as soon as practicable after the Trustee receives notification of the Participant's election or deemed election. Any fees applicable to the issuance of unit certificates or the sale transaction will be payable by the Participant, or the Participant's estate in the event of death of the Participant, and shall be withheld from settlement by the Trustee.

      (c) Except in the circumstances set forth in Paragraph 10.6, the Participant shall not be entitled to title to, or proceeds of, sale of their Unvested Units and such Unvested Units or proceeds shall be credited to the Plan Reserve prior to being dealt with in accordance with Paragraph 7.2.

      (d) In the event of a transfer and delivery of Conversion Units and Units, the Trustee will issue a unit certificate for all whole Conversion Units and Units recorded in a Participant's Account, plus a cash payment equal to the value of any fraction of a Conversion Unit and/or Unit, less any fees applicable to the transaction.

      (e) Any outstanding Employer Contribution(s) as of the applicable Termination Date in accordance with Section 6 and any such Employer Contribution(s) previously remitted, but not yet allocated for the benefit of the Participant, shall be forfeited and credited to the Plan Reserve.

      (f) The Plan Administrator shall send a written letter of confirmation of termination from the Plan to the Participant, where applicable, as soon as practicable.

10.4  REJOINING THE PLAN

Any former Participant who is an Eligible Employee and chooses to re-join the Plan will be subject to a mandatory six (6) month waiting period from the Termination Date prior to re-enrolment. The Plan Administrator will keep track of such period and will, on behalf of the Corporation, re-enrol any former Participant who has completed such waiting period and who has submitted a new Enrolment/Change Form. The re-enrolment of such Participant shall be effected as soon as practicable once the completed Enrolment/Change Form is received and processed by both the Plan Administrator and the Corporation and communicated to the Trustee.

10.5  RESIGNATION OR TERMINATION FOR CAUSE

In the event that the employment of a Participant is terminated for cause or a Participant resigns, such Participant's participation in the Plan shall be terminated on the date written notice of termination for cause is given to the Participant or the date written notice of resignation is provided to the Corporation or the Participating Affiliate, as the case may be. Upon receiving notification of a termination or resignation from the Corporation the Plan Administrator and the Trustee shall effect the closure of the Participant's Account in accordance with Paragraph 10.3.

10.6  TERMINATION IN OTHER CIRCUMSTANCES

In the event of the death, Retirement or involuntary termination without cause of a Participant, such Participant's participation in the Plan will be terminated effective on the date of death or Retirement, or the date written notice of termination is provided to the employee, as the case may be. Upon receiving notification of such event from the Corporation or a Participating Affiliate, as applicable, the Plan Administrator and the Trustee shall effect the closure of the Participant's Account in accordance with Paragraph 10.3 with the exception that all Unvested Units as of the

Termination Date shall vest immediately and all proceeds or title shall accrue to the benefit of the Participant.

10.7  COMPANY CONTRIBUTIONS UPON CERTAIN TERMINATIONS

In the event of the death, Retirement, or involuntary termination without cause of a Participant, the Corporation or the relevant Participating Affiliate shall, not later than thirty (30) days following receipt of satisfactory evidence of death, Retirement, or involuntary termination without cause, remit to the Trustee for the benefit of such Participant, any outstanding Employer Contribution(s) as of the Termination Date in accordance with Section 6 and any such Employer Contribution(s) previously remitted, but not yet allocated for the benefit of the Participant, shall be immediately so allocated.

                                   SECTION 11
                           ADMINISTRATION OF THE PLAN

11.1  RESPONSIBILITY FOR ADMINISTRATION

The Corporation will be responsible for the administration of the Plan and for the interpretation of its provisions.

11.2  MAINTENANCE OF RECORDS

The Plan Administrator will maintain records of the Plan Accounts held by the Trustee in the name of each Participant and all transactions with respect to such Plan Accounts, including a record of whole and fractional Conversion Units and Units allocated, the dates of allocation and the price at which such allocations are made, and shall hold, for a period mutually agreed upon by the Corporation and the Plan Administrator, all forms of authorization and designation, as specified by the Corporation from time to time, submitted by Eligible Employees and Participants.

11.3  PLAN ADMINISTRATOR

      (a) The Corporation is entitled to retain a Plan Administrator to assist in the administration of the Plan and to perform such functions as may be specified in the Administrative Agreement. Any reference in the Plan to the purchase or sale of Conversion Units or Units by the Trustee shall be read to include the purchase or sale of Conversion Units or Units, as applicable, effected through such broker(s) or agent(s) as may be appointed by the Plan Administrator from time to time.

      (b) The Corporation may, in accordance with the Administrative Agreement, at any time remove the Plan Administrator and appoint a successor or successors to fill any vacancy arising for any reason whatsoever.

      (c) The Plan Administrator may, with the Corporation's written approval, delegate to any corporation authorized to carry on the business of a trust company in Canada, or the U.S., the duty to maintain records and to furnish statements in connection with any or all aspects of the Plan.

      (d) No amendment, change, or modification shall be made to the Plan that will alter the duties of the Plan Administrator, without the Plan Administrator's written consent.

11.4  TRUSTEE

      (a) The Corporation shall enter into a Trust Agreement with the Trustee to provide for the establishment and administration of the Plan Trust Fund.

      (b) The Corporation may, in accordance with the Trust Agreement, at any time remove the Trustee and appoint a successor or successors to fill any vacancy arising for any reason whatever.

      (c) No amendment, change or modification shall be made to the Plan that will alter the duties of the Trustee without the Trustee's written consent.

11.5  RULES AND PROCEDURE

The Corporation may from time to time adopt rules and procedures in respect of the administration of the Plan, provided that all such rules and procedures shall be consistent with the provisions of the Plan as in effect from time to time. Such rules and procedures may vary for different employees. The rules and procedures shall be binding on all Participants and Eligible Employees in respect of whom such rules and procedures are applicable.

11.6  DELEGATION OF ADMINISTRATIVE RESPONSIBILITIES

The Corporation may delegate to third parties, including the Plan Administrator, the whole or any part of the administration of the Plan and shall determine the scope of such delegation in its sole discretion. Any decision taken by the Corporation or its delegate in carrying out responsibilities with respect to the administration of the Plan, including the interpretation or application of any rules or procedures adopted, pursuant to Paragraph 11.5, shall be final and binding on the Participants and their beneficiaries.

11.7  COSTS AND EXPENSES

The Corporation and its Participating Affiliates shall pay its proportionate share of the net Basic Administration Expenses in connection with the operation of the Plan as determined by the Corporation. Basic Administration Expenses shall be reduced, to the extent possible, by the amount of any interest earned on contributed funds, prior to their investment in Units, in accordance with Paragraph 8.6. All fees, exclusive of Basic Administration Expenses, including, without limitation, any brokerage or other charges in connection with the sale of Units, issuance of unit certificates or transfer of Unit CUs and Units shall be payable by the Participant in accordance with Section 9. Any fees charged in connection with the Participant's use of the Plan Administrator's service call centre or internet facilities, if any, shall be payable by the Participant.

11.8  PARTICIPANT STATEMENTS

Each Participant shall receive from the Plan Administrator a statement at the end of each calendar quarter (or such other times as may be determined by the Corporation), which statement shall contain such information in respect of such Participant's Account as the Corporation may determine from time to time or as otherwise may be required by law to the extent applicable to the Participant in question.

Should a Participant request an up-to-date statement of account, such statement may be made available at such other time as may be agreed upon between the Corporation and the Plan Administrator. Any fees charged in connection with the Participant's request for an up-to-date statement of account shall be payable by the Participant.

11.9  REPORTS AND VOTING RIGHTS

The Trustee shall furnish or cause to be furnished to each Participant who has Unit CUs or Units allocated to the Participant's Account a copy of all notices sent to unitholders in respect of unitholder meetings at which the Unit CUs or Units are entitled to be voted and shall request from each such Participant instructions as to the voting at such meeting of the aggregate number of the Participant's whole Unit CUs and Units allocated to the Participant's Account on the record date of such meeting. If the Participant furnishes such instructions to the Trustee on a timely basis, the Trustee shall vote such number of whole Unit CUs and Units in accordance with the instructions of the Participant. If the Participant fails to furnish timely instructions to the Trustee, the Trustee shall not vote the Participant's whole Unit CUs and Units. The Trustee shall not vote any fractional Unit CUs and Units allocated to Participant Accounts and shall not vote any Unit CUs and Units not allocated to Participant Accounts as of the record date. The Trustee shall keep confidential the voting instructions of the Participants and shall not disclose the same to the Corporation except to the extent required by law.

                                   SECTION 12
                         PLAN AMENDMENT AND TERMINATION

12.1  PLAN AMENDMENT

The Corporation reserves the right to amend the Plan, in whole or in part, at any time at its sole discretion without the consent of Participants, provided that no such amendment shall have the effect of reducing any benefits accrued to any Participant as of the date of amendment.

12.2  PLAN TERMINATION

The Corporation reserves the right to terminate the Plan at any time, in which event Participants' rights will be governed by Paragraph 10.6 as if the Participants' Retirements had all occurred on the date of the termination of the Plan.

                                   SECTION 13
                               MARKET FLUCTUATION

The Corporation makes no representations or warranties to Participants with respect to the Plan, Conversion Units or the Units whatsoever. The Corporation shall not indemnify any Participant under the Plan against loss resulting from fluctuations in the price of Unit CUs or Units. Participants are expressly advised that all Participant Contributions and Company Contributions will be invested in Units and the value of any Participant's Units in the Plan will fluctuate as the trading price of the Units fluctuates.

In seeking the benefits of participation in the Plan, a Participant agrees to exclusively accept all risks associated with a decline in the Market Price of Unit CUs or Units and all other risks associated with the holding of Conversion Units and Units.

                                   SECTION 14
                                  INCOME TAXES

On or before the last day of February each year, the Trustee will provide all Participants with a Form T4PS Supplementary (Statement of employees' profit sharing plan allocations and payments), as it may be revised from time to time, in respect of the preceding calendar year. All amounts allocated to a Participant in accordance with Paragraph 7.2 and reported on Form T4PS Supplementary will be included in the Participant's income for the year for the purpose of the Income Tax Act (Canada).

                                   SECTION 15
                      NO TRADING ON UNDISCLOSED INFORMATION

No Participant shall in any manner participate in the trading of Unit CUs or Units based upon insider or undisclosed material corporate information. Any trading based on undisclosed material information by Participants may be subject to prosecution and may result in discipline by the Corporation or a Participating Affiliate up to and including termination of a Participant's employment with the Corporation or a Participating Affiliate. Participants should consult the Insider Trading Policy of the Corporation available from the Corporation.

                                   SECTION 16
                               GENERAL PROVISIONS

16.1  PARTICIPANT'S AGREEMENT TO BE BOUND BY PLAN TERMS

Participation in the Plan by any Participant shall be construed as acceptance by the Participant of the terms and conditions of the Plan and all rules and procedures adopted hereunder and as amended from time to time.

16.2  NO ADDITIONAL RIGHTS TO EMPLOYMENT

      (a) Nothing in this Plan or in the opportunity to participate in this Plan shall confer upon any Participant or Eligible Employee any right to continue employment with the Corporation or a Participating Affiliate, nor shall interfere in any way with the right of the Corporation or a Participating Affiliate to terminate the Participant's or Eligible Employee's employment at any time.

      (b) Nothing in this Plan or the Participant's opportunity to participate in this Plan shall be construed to provide the Participant or Eligible Employee with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation or the right to participate in this Plan upon the loss of his office or the termination of the Participant's or Eligible Employee's employment for any reason whatsoever with the Corporation or a Participating Affiliate.

      (c) A Participant or Eligible Employee shall not be entitled to any right to participate or to continue participation in this Plan or to compensation or damages in lieu of participation or the right to participate in the Plan in consequence of the loss of his office or termination of his employment with the Corporation for any reason (including, without limitation, any breach of contract by the Corporation) or in consequence of any other circumstances whatsoever.

16.3  EMPLOYEE ELIGIBILITY

The Corporation reserves the right to restrict participation in the Plan to any employee or employee groups at any time in its sole discretion, including, but not limited to, the right to refuse to offer employees or employee groups the opportunity to participate in the Plan in any jurisdiction where operating the Plan in such jurisdiction or in respect of such employees is or becomes onerous (including, without limitation, having regard to the costs involved), impossible, illegal or impracticable, as determined by the Corporation in its sole discretion.

16.4  LIABILITY

Through participation in the Plan, each Participant agrees that:

      (a) Participants may not make any claim or demand against the Corporation, the Participating Affiliates, the Fund, the Plan Administrator, or the Trustee or any of their officers, directors, employees and agents in respect of the establishment, administration, amendment or termination of the Plan or any acts related or ancillary thereto; and

      (b) The Corporation, the Participating Affiliates, the Fund, the Plan Administrator and the Trustee and their officers, directors, employees and agents shall not be liable to Eligible Employees or Participants in respect of any of the foregoing.

16.5  INDEMNIFICATION

By electing to participate in the Plan each Participant agrees to indemnify:

      (a)   the Corporation;

      (b)   each Participating Affiliate;

      (c)   the Plan Administrator;

      (d)   the Trustee; and

      (e) any other person who is or becomes liable to account for tax, social security contributions or any other regulatory or statutory contributions on behalf of the Participant resulting from his participation in the Plan, against any claim, demand or liability resulting from the establishment, administration, amendment or termination of the Plan or any acts related or ancillary thereto.

16.6  NO ASSIGNMENT

      (a) Except as may otherwise be specifically provided by applicable law, no right of a person under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt by anyone to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void.

      (b) Any Conversion Units or Units withdrawn from any Plan Account may only be transferred (including any transfer pursuant to Paragraph 9.2) in accordance with applicable laws including, without limitation, securities laws and Stock Exchange requirements.

      (c) If, notwithstanding the foregoing, a Participant is deprived by applicable law of interests in Conversion Units or ceases to retain beneficial interest in the Conversion Units or Units, then all rights under the Plan will cease forthwith and no further Conversion Units or Units will be allocated under the Plan to that Participant.

16.7  UNIT CU/UNIT CERTIFICATES

Unit CU and Unit certificates, if issued pursuant to any provision of the Plan, shall bear any legend that is necessary or is deemed advisable in order to comply with applicable securities laws, including any legends referring to restrictions on transfer in any jurisdiction.

16.8  GOVERNING LAW AND COMPLIANCE WITH LAWS

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

16.9  DISCRETIONARY RELIEF

Notwithstanding any other provision of the Plan, the Corporation may, at its sole discretion, waive any condition of the Plan if specific individual circumstances warrant such waiver.